EXHIBIT 10.29

AGREEMENT

THIS AGREEMENT, made and entered into as of May 1, 2010, is by and between Hadasit Medical Research Services & Development Co. Ltd. (“Hadasit”), P.O. Box 12000, Jerusalem Israel 91120 and Medgenics Medical Israel, Ltd., a company with an address at Teradion Business Park, Misgav Israel 20179 (the “Company”).

WITNESSETH

WHEREAS, Hadassah Medical Organization (“HMO”) owns and operates the Hadassah National Facility at the Ein Kerem Hospital (the “LAB”) according to GMP Standards, and

WHEREAS, Hadasit is authorized to promote the services of the LAB and HMO’s employees and to enter into agreements to provide the services of the LAB by HMO employees to researchers and developers of Bio-Technologies, and

WHEREAS, Company engages in research and development in the field of tissue and genetic engineering and has developed a Process as defined herein (“the Process”); and

WHEREAS, as part of the development of the Product (as hereinafter defined) for the purpose of conducting clinical trials, the Company is interested to execute, in coordination with Hadasit in the LAB the Work Plan annexed as Schedule A hereto by conducting the Process and using the Materials at the LAB (all of which shall jointly be referred to herein as “the Work”)

WHEREAS, Hadasit is interested in providing the Company with the services of the LAB and HMO employees under the terms and conditions set forth herein;

WHEREAS, the parties herein are willing and able to perform their respective obligations with respect to the Work (as further described herein) under the terms set forth below.

NOW, THEREFORE, it is hereby agreed between the parties as follows:

1.   Preamble, Schedules and interpretation:

1.1
The preamble to this Agreement and the Schedules thereto form an integral part thereof. In the event of a contradiction between the provisions of this Agreement and the Schedules, the provisions of this Agreement shall prevail.

1.2	Headings of clauses of this Agreement are intended for orientation only and shall not be used for the purpose of interpretation.

1.3	The capitalized terms specified below shall have the following meaning:

1.3.1
The “Work Sheet” shall mean a detailed sheet specifying the precise manner in which the Work shall be performed at the LAB, which shall include, among others, the Company’s SOPs. Such Work Sheet and any amendment thereto shall be subject to the prior approval of the SOG with respect to the GMP related aspects. Such approval shall not be construed

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so as to derogate from the Company’s responsibilities hereunder. The current Work Sheet is attached hereto as Schedule B to this Agreement.

1.3.2
The “Company’s Supervisor” shall mean Dr. Baruch Stern and other Company employees trained according to section 4.4 herein, or such other person designated by the Company [and reasonably acceptable to Hadasit], with sufficient background in the Company’s technology.

1.3.3
The “Company’s Contact Person” shall mean Dr. Baruch Stern and Dr. Avi Rimler, or another person which may be designated by the Company subject to Hadasit’s prior approval, not to be unreasonably withheld.

1.3.4
The “Common Areas of the LAB” shall mean those areas of the LAB that are intended for the use of all the users of the LAB, including the Company, as set forth herein. Such areas are rooms no. 2, 3, 6, 7, 8, 10, 11, 12, 15, 17, 18, 19, 20, 24, 26 and 27 in the drawing attached as Schedule D hereto.

1.3.5
The “Dedicated Lab” shall mean a class 10,000 laboratory within the LAB, which includes a class 100 biohazard hood. The Dedicated Laboratory shall be designated upon commencement of the Work as in the drawing of the LAB attached as Schedule D hereto. The equipment included in the Dedicated Lab is as specified in Schedule D-1 attached hereto.

1.3.6	“GMP Standards” shall mean the Good Manufacturing Practice regulations determined by the U.S Food and Drugs Association as shall be updated from time to time and applied by the Supervisor of GMP.

1.3.7	The “LAB” shall mean the Hadassah National Facility operated according to GMP Standards.

1.3.8	The “LAB Assistant” shall mean Dikla Bezalel & Orit Daniel or another employee designated by Hadasit.

1.3.9	The “Product” shall mean EPODURE (Biopump/hEPO).

1.3.10	The “Process” shall mean: tissue manipulations for producing EPODURE.

1.3.11	“Supervisor of GMP” or “SOG” shall mean the person in charge of the operation of the LAB to be designated from time to time by HMO. On the date hereof, Dr. Linda Rasooly is the Supervisor of GMP.

1.3.12	“SOPs” shall mean the LAB’s standard operation procedures that are set forth in Schedule E hereto.

1.3.13
“Company’s SOPs” shall mean the Company’s standard operational procedures that were prepared by the Company and approved by the SOG with respect to GMP related aspects and are set forth in Schedule F hereto.

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Any change in the Company's SOPs shall be subject to the prior approval of the SOG, which shall not be unreasonably withheld. The SOG's approvals under this section shall not be construed so as to derogate from the Company's responsibilities. In any contradiction between the Company's SOPs and the SOPs, the SOPs shall govern.

1.3.14
The “HMO Employees”: jointly, shall mean those employees assigned to the conduct of the Work, who may include the LAB Assistant, the SOG (as set forth in Section 1.3.11 hereto) or additional employees required in the opinion of the SOG for the conduct of the Work.

1.3.15
The “Work” shall mean the production of the Product by the execution of the Work Plan set forth in Schedule A hereto, by conducting the Process at the LAB in accordance with the GMP Standards, the SOPs, the Work Plan and the Work Sheet.

1.3.16
The “Work Plan” - shall mean the plan that specifies the timetables and the different stages of Work (including specification of the dates in which the Company's Supervisor attends at the Dedicated Lab), which was prepared by the Company and approved by Hadasit and which is specified in Schedule A attached hereto, which shall not be amended without Hadasit's prior written approval, which approval shall not be unreasonably withheld. The timetables may be changed according to the specific needs of the Work via mutual agreement. Any delay caused by the Company shall automatically extend the timetables.

1.3.17	“The Work Period” shall mean the term as defined herein and any Extended Term.

2.    Substance of this Agreement:

2.1            The Work will be carried out by the Company employees and LAB Assistant subject to their availability, under the supervision of the Company's Supervisor at the Dedicated Lab and under the supervision of the SOG during the Work Period according to the GMP Standards, the SOPs, the Work Sheet and the Work Plan at the LAB, and as is further described in Section 4 hereto. The SOG's contribution to the project shall be as set forth in Section 4.2 hereto.

2.2            The Company's Supervisor shall participate in the Work as set forth in Section 4.4 hereto, provided he or she has completed the Training as set forth in Section 4.4 hereto.

2.3            A prior condition for the Work to commence shall be the completion of the Company's Training for the SOG and the LAB Assistant (or other HMO Employees) as set forth in Section 4.3 hereto.

2.4            Hadasit shall provide the Dedicated Lab and the Common Areas of the LAB according to the terms specified herein for purpose of the Work.

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2.5            The Company shall be responsible for the sterility of any materials brought by the Company into the LAB for purposes of the Work prior to their insertion thereto and shall examine such materials and any tissues provided to it after the completion of the Work prior to any further use thereof at its own responsibility. The aforementioned notwithstanding, the Company does not warrant that Tissues brought to the LAB will be sterile at the time of insertion to the LAB

2.6            The Company shall pay to Hadasit the Payment specified in Section 12 hereto and shall be the sole owner of the Propriety Data as set forth in Section 13.

3.   Parties Representations

3.1	Each of the Parties hereby represents and warrants as to itself as follows:

3.1.1
It has the legal capacity and authority to execute and deliver this Agreement, to perform hereunder and to consummate the transactions contemplated hereby without the necessity of any act or consent of any other person or authority whomsoever.

3.1.2
Neither the execution or the delivery of this Agreement by it nor the closing of the transactions contemplated hereby is prohibited by or violates any provision of, and will not result in a breach of, any law, rule or regulation applicable to it or any undertaking towards a third party.

3.2	The Company hereby also represents and warrants to Hadasit that:

3.2.1	It has all the necessary expertise and knowledge to perform all its obligations pursuant to this Agreement.

3.2.2
That the Work, the Product and the execution or production thereof according to the work procedures set forth herein, conform to every law, rule, regulation, code of conduct, and common practice that may be applicable and that any such law, rule, regulation, code of conduct or common practice will be communicated to Hadasit, generally and on a case by case basis.

3.2.3	That it has reviewed the LAB's procedures and SOPs and found them adequate and satisfactory for the purpose of the Work and this Agreement.

3.2.4
That the conduct of the Work hereinunder shall not create any interruption with the regular course of the operation of the LAB nor shall it cause any hazard to HMO's and/or Hadasit's premises, equipment, personnel, other materials or other products.

3.2.5
That the Company retains all intellectual property rights in the Process, the Work and the Product; that to the Company's knowledge the Company is not in breach of the intellectual property rights of any third party; that in performing its obligations under this Agreement, the Company is not breaching the provisions of any law and/or the rights of any third party;

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and that the Company is not aware of any outstanding claim(s) of infringement of any intellectual property rights including without limitation any patent, copyright, or trade secret related to the Process, the Product or the Work made or pending against the Company.

3.3	Hadasit hereby also represents and warrants to the Company that:

3.3.1
It has all the necessary expertise and knowledge to perform all of its obligations pursuant to this Agreement and that its actions hereunder will conform to every law, rule, regulation, code of conduct, and common practice that may be applicable including, without limitation, GMP Standards, SOPs, the Work Sheet, the Company's SOPs and the Work Plan, the provisions of this Agreement and HMO's procedures and regulations.

4.   Scope of Work

4.1
The SOG, the LAB Assistant or other HMO Employees as defined below and the Company's Supervisor(s) and/or the Company's employees shall execute the Work Plan in compliance with the SOPs, the Work Sheet and the Work Plan, the GMP Standards, the provisions of this Agreement and HMO's procedures and regulations. Unless otherwise expressly specified, each party shall be liable for the performance of its own personnel, as well as for breaches of the Work Sheet, the SOPs, the Work Plan or this Agreement or to the negligence or intentional misconduct thereof.

4.2
The Work shall be conducted by the Company's employees headed by the Company's Contact Person and with the assistance of the LAB Assistant under supervision of the SOG. In addition, the SOG may approve that the Company's Supervisor(s) participates in the Work, as set forth herein in section 4.5, such approval not to be unreasonably withheld. The SOG's contribution to the conduct of the Work (other than supervision) shall be based on the actual needs of the Work as shall be determined by the SOG at her discretion. The SOG may assign to the Work other HMO Employees if in her opinion they are required for the Work, and provided they are qualified under the Company's Training as set forth below.

4.3
Company's Training: The Company shall train the SOG and the LAB Assistant (and such other HMO Employees as the SOG deems fit) in order to qualify them to conduct whatever portions of the Work is agreed between the Company and the SOG from time to time. After the Company's Training is completed, the Company shall test the HMO Employees' knowledge of such materials and approve the commencement of said Work by such persons. Hadasit shall not involve in said Work any of HMO employees that are not trained by the Company as aforementioned. Hadasit, HMO, the SOG and any of HMO's Employees who were trained by the Company shall not be held liable for any act or omission that was done by them in compliance with said Work and the Training.

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4.4
Hadasit's Training - Prior to the involvement of the Company's Supervisor(s) with the conduct of the Work in the LAB, the SOG shall train the Company's Supervisor(s) in the LAB (the “Training”). After such Training is completed, the SOG shall test the Company's Supervisor's knowledge in this respect and approve his or her participation in the Work. The SOG may determine at her sole discretion that the Company's Supervisor or any of them have failed to gain sufficient knowledge, retest them or demand their replacement by others. It is clarified, however, that although the SOG shall be responsible to include in the Training sufficient information, the Training shall not cast on Hadasit, HMO or the SOG any responsibility as to the actual knowledge acquired by the Company's Supervisor that has not been expressly tested or as to their future use of any such knowledge, and is only meant for Hadasit's internal procedures. Nor shall such Training derogate from the Company's responsibilities and liabilities hereunder.

The Company's Supervisor(s) may observe and participate in the conduct of the Work subject to the SOG's approval which shall not be unreasonably withheld. In any aspect related to this Agreement and the Work, the Company's Supervisor(s) shall act in compliance with the SOPs, the Work Sheet, the Company's SOPs and the Work Plan, the GMP Standards, the provisions of this Agreement and HMO's procedures and regulations, as may be communicated to him during the Training or subsequent thereto. The Company represents and acknowledges that any deviation from the aforementioned might cause severe damages to Hadasit, to the LAB and to the other parties who use the LAB. Upon any breach by the Company of the above undertakings resulting in any contamination of the LAB, Hadasit shall be entitled to liquidated damages in the amount of US$100,000 from the Company, all without derogating from its other remedies under this Agreement and any law.

4.5
As part of the Work, the Company shall provide the LAB with human body tissues (“Tissues”) that need to be manipulated at the LAB. The SOG may refuse to work with any such Tissues if in her professional opinion they are hazardous to the LAB. It is clarified that Hadasit does not undertake that any of the Tissues to be provided by the Company shall be found suitable for use in the LAB, without derogating from Hadasit's rights hereunder.

4.6
After the Work at the LAB is completed, the Tissues shall be returned to the Company for further use, however the Company shall be solely responsible to test the sterility of such Tissues after the completion of the Work with respect thereof or for any use thereof, and Hadasit disclaims any representations in this respect. Hadasit shall not be deemed liable if after the completion of the Work the Tissues are not sterile, and in any event the Company must ensure the condition of the Tissues for any further use after the completion of the Work.

4.7
The Company shall be solely and exclusively responsible for the Work Plan, the Product and the release of batch(es) (beyond such procedures included in the SOPs which must be complied with in any event), acceptance or rejection of the Product at its different phases, and for complying with all relevant written standards and instructions as set forth herein. As specified in the Company SOPs, the SOG, and a second person designed by the Company to serve as backup in

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case of lack of availability of the SOG, will review the results of the release criteria testing and will sign on the release of the Product if all tests meet the specified release criteria.

4.8
The Company shall provide Hadasit with the equipment detailed in Schedule G hereto and shall be responsible for its maintenance so that it is kept in good condition suitable for the conduct of the Work throughout this entire Agreement.

4.9
The LAB Assistant and the Company's Supervisor(s) involved in the work shall report to the SOG as set forth in the SOPs and the Work Sheet. The Company's Supervisor(s) shall execute the instructions of the SOG. None of the above shall cast on Hadasit or the SOG any responsibilities not expressly mentioned herein and shall not derogate from the Company's responsibilities and undertakings under this Agreement.

4.10
The Company shall provide Hadasit, promptly upon Hadasit's request or without such request, with any and all of the information that is necessary at Hadasit's sole discretion or that is reasonably required in the opinion of the Company for the efficient conduct of the Work in accordance with GMP Standards and the SOPs as set forth herein.

4.11
Notwithstanding anything to the contrary herein, Hadasit and the SOG may at any time during the Work and without prior notice freeze the conduct of the Work or evacuate the LAB from any materials provided hereunder if in their professional discretion the continuation of the Work may damage the LAB or other persons using it. The SOG and Hadasit shall promptly notify the Company of such event.

5.   Coordination and communication.

5.1
Each party shall assign to the Work a contact person. The current contact persons are the Company's Contact Person and the SOG. Such contact persons shall be responsible to any coordination and communication between the Company and Hadasit under this Agreement and any communication with a contact person shall be deemed to be a communication with the party represented by such contact person.

5.2	Access to the Dedicated Lab:

5.2.1
The Work shall be conducted by the Company's Employees during the LAB's normal business days and hours (Sunday through Thursday from 8:00am until 16:00pm) (“Standard Working Hours”), unless the Work requires other days (Friday or Saturday) or hours, in which case the Company must adequately coordinate with the SOG said non-Standard Working Hours. Such extra effort and the consideration in respect thereof are agreed to by the parties. The Company is aware that the LAB Assistant is commonly present during Standard Working Hours only and that the availability may vary, pending other LAB Assistant's obligations.

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5.2.2
Company's Supervisor(s) shall be allowed access to the Dedicated Lab during the times in which the Company's Employees conduct the Work as set forth in Section 5.2.1 above. Request will be made for at least two keys to the outer main entrance of the LAB, to be given to the Company's Supervisor(s) upon availability.

5.2.3	At any given time, not more than 3 qualified persons on behalf of Hadasit and the Company will be present at the Dedicated Lab with priority to the required HMO Employee(s).

5.2.4
Hadasit and the SOG shall in good faith assist and cooperate with the Company's employees or representatives or with representatives of relevant authorities (including FDA) in any audit to be held in the LAB whether during the Work or subsequent thereto (at the Company's expense), subject to prior coordination with the SOG and instructions of the SOPs with respect to such procedures. The Company shall receive immediate notification of any pending or current audit.

5.3
Access to the LAB: The Company's Supervisor(s)'s access to the Common Areas of the LAB shall be governed by the SOPs during such times as set forth in Section 5.2.1 above. The Company's Supervisor(s) shall not enter off-limit areas without first obtaining the written approval of the SOG, which shall not be unreasonably withheld.

6.   Maintenance of the LAB:

6.1
Hadasit represents that on the date hereof, the LAB and the Dedicated Lab are in good condition and that during the Work it shall remain in such good condition, suitable for the purpose of this Agreement.

6.2	Nothing contained herein shall cast upon Hadasit or HMO any liability to purchase any additional equipment or to upgrade any existing equipment.

6.3
As specified in the LAB SOPs, the Dedicated Lab will be cleaned by HMO Employees on each day of Work activity. In addition, in the case of Work activity for multiple patients on a single day, the Dedicated Lab will be cleaned by a Company's designee after the Work on each patient. In such cases, the Company will coordinate at least one day in advance with the SOG and shall incur all associated costs of the cleaning. Company's cleaning designee shall be guided by the SOG prior to entering the LAB.

6.4	To the extent possible under the circumstances, Hadasit shall use its best efforts to coordinate with the Company any maintenance that may materially interfere with the regular course of the Work.

6.5	The Company shall be liable for any damage caused to Hadasit's equipment by the Company's Supervisor(s) or due to the breach of the provisions of this Agreement by the Company.

6.6	The Company Employees shall be responsible for the Dedicated Lab cleaning at the end of a working day that ends off-Standard Working Hours.

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7.      Amendments and changes:

7.1
Hadasit shall be entitled to amend the SOPs and the Company shall adjust the Work to any such amendment(s). However, prior to any such change, Hadasit shall inform the Company thereof, and as to the Effective Date at which time it shall be effectuated, and grant to the Company a review period of at least 30 days. At the end of such review period, the Company may either (i) notify Hadasit of the termination of the Agreement as of the Effective Date or (ii) inform Hadasit of its acceptance of the change, in which case the SOG shall train the Company's Supervisor if needed and this Agreement shall apply mutatis mutandis. If the Company does not respond to Hadasit's notice of the anticipated amendment, it shall be deemed to have accepted it.

7.2
At its discretion, Hadasit may require the Company to amend the Company's documents (including without limitation: the Work plan, the Work Sheet, the Company's SOPs or other documents related to the Work) in order to ensure that they comply with the SOPs or with the GMP Standards. In such event, the procedures set forth in Section 7.1 shall apply, mutatis mutandis. However, for as long as the Company's documents and/or procedures are not amended as aforementioned, Hadasit shall be entitled to freeze the Work until such amendment is effectuated. The aforementioned is not designed to cast on Hadasit any further liabilities under this Agreement.

7.3
The Company may from time to time change the Work Plan, the Company's SOPs and the Work Sheet, provided however that such change is coordinated with the SOG and approved by Hadasit and the SOG prior to any implementation thereof, which approval shall not be unreasonably withheld.

8.   Records and Reports:

8.1	The Company's and HMO's employees shall keep such records, manage such documentation and report to the SOG or to the Company, all as set forth in the SOPs and the Work Sheet.

8.2
Without derogating from the Company's undertakings hereunder, during the entire Work Period, including any extension thereof, the Company shall promptly notify the SOG of the occurrence of any of the following:

8.2.1	Any event that requires notification of the SOG under the SOPs or the Company's SOPs.

8.2.2	Any other event that is significant or is not in the regular course of events or might cause any hazard or damage or contamination or interruption to the LAB and its users.

8.3	The Company shall fill in and file any form and report required under the SOPs.

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8.4	Hadasit shall promptly inform the Company of any event within its knowledge which reflects problems, errors and deviations associated with the conduct of the Work at the LAB.

8.5
The Company shall not be charged for Agreement periods during which it is impossible to use the LAB if such impossibility was directly caused by conditions in Hadasit's or HMO's control or within their responsibility (such as strikes, construction works, failure of the LAB systems, etc.). Under the above circumstances, The Company shall in good faith use its best efforts to take the required actions for it to renew the Work.

9.   Quality Control and Efficacy of the Product, Use of Work Products:

The Company is solely responsible for quality control and for the efficacy of the Product. In addition and notwithstanding anything to the contrary herein, the Company shall be solely liable and responsible for any use of the Work's products (including the Tissues) provided to it by Hadasit according to this Agreement.

10.   Materials and Items:

10.1	Hadasit and the Company shall be responsible for providing those items and materials listed in Schedule H hereto opposite their name (the “Materials”).

10.2	The Company hereby warrants that any of the Materials provided or to be provided by it hereunder is suitable for use under GMP Standards.

10.3
The Materials supplied by the Company shall be stored in the LAB, according to Hadasit's SOPs at no additional charge, and according to the manufacturer's recommendations, should there be any. For Materials supplied by the Company which need refrigerated storage or frozen storage, dedicated storage space in a refrigerator/freezer shall be provided for use by the Company.

11.   No Employer-Employee Relations

Nothing contained in this Agreement shall be construed as employee-employer relations between the Company's Supervisor(s) (or other representatives of the Company) and Hadasit and/or HMO and/or Hadasit's or HMO's personnel and the Company or vise versa.

12.   Consideration

In consideration of the fulfillment of Hadasit's obligations pursuant to this Agreement, the Company agrees to pay to Hadasit the total sum indicated in Schedule I hereto on such dates and manner as set forth therein (the “Payment”).

13.   Proprietary Data, Company Confidential Information, Confidentiality

13.1	Subject to sections 13.2 and 13.3 hereto, the Product, the Process and all data obtained in the performance of the Work and all results derived therefrom and

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including, without limitation, ideas, inventions, techniques, improvements, know-how or other technology or associated intellectual property relating to the Work, whether or not patentable (the “Proprietary Data”) including any right to use it shall be the exclusive property of the Company.

13.2
Hadasit and its employees hereby assign and transfer to the Company any and all right, title and interest in such Proprietary Data and agree to take all further acts reasonably required, at the Company's expense, to convey title in such property to the Company and/or to assist the Company to perfect and protect such rights.

In the event the Company is unable, after reasonable effort, to secure the signature of Hadasit, HMO any of their employees on any document needed to apply for, or prosecute or enforce any patent, copyright, or other right or protection relating to Proprietary Data, such individuals and HMO hereby designate and appoint the Company and its duly authorized officers and agents to act as agent and attorney-in-fact for and on their behalf to execute, verify and file any documents and to do all other lawfully permitted acts with the same legal force and effect as if executed by them. Such appointment shall be irrevocable, for the benefit of a third party to which the Company assigned any of its rights hereof, and coupled with an interest.

13.3
In the event that Hadasit's reasonable assistance is required in order to enable the Company to perfect or protect the Company's rights in the Proprietary Data, Hadasit and the SOG shall, at the Company's expense, reasonably provide the Company with such assistance provided, however, that such assistance does not cause the disclosure or infringement of the LAB's confidential methods/procedures, proprietary information and/or other intellectual property rights.

13.4
For purpose of this Section 13.4, the Company's Confidential Information shall mean all Proprietary Data, information, and Materials furnished to Hadasit by the Company whether in writing or orally or in any other media for purposes of the Work.

Hadasit shall maintain in strict confidence any and all of the Company's Confidential Information and shall use it solely for the purpose of this Agreement. The foregoing confidentiality obligations shall not apply to Information that: (i) is at the time of disclosure in the public domain, or (ii) becomes part of the public domain thereafter other than through a violation by Hadasit or its employees of this obligation of confidentiality or (iii) is disclosed to Hadasit and/or the SOG and/or the LAB Assistant by a third party through no violation of any confidential obligation to the Company.

13.5
The Company shall maintain in strict confidence any and all information disclosed to its employees, agents and other personnel including the Company’s Supervisor(s) whether in writing or orally or in any other media with respect to the LAB's methods, procedures, know-how, equipment and/or any other business secrets or information that are confidential in their nature (“Hadasit Information”). The foregoing confidentiality obligations shall not apply to Information that: (i) is at the time of disclosure in the public domain, or (ii) becomes part of the public domain thereafter other than through a violation by the

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Company or its employees of this obligation of confidentiality or (iii) is disclosed to the Company or the Company's employees by a third party through no violation of any confidential obligation to Hadasit.

14.   Publications

14.1
Any publication by Hadasit with respect to the Work, Product or Process shall require prior written approval of the Company, which approval shall not be unreasonably withheld. In any such publication, Hadasit shall include appropriate acknowledgement of the Company.

14.2	Subject to Section 14.3 hereto, the Company shall include appropriate acknowledgement and credit to HMO, the LAB and the SOG in any publication relating to the Work in whichever media it is utilized.

14.3	Notwithstanding anything to the contrary herein, the Company shall not use the names of Hadasit, HMO or the SOG without Hadasit's prior written approval.

15.   Liability, Indemnification and Insurance

15.1
The Company warrants and confirms that it has prepared the Work Plan and the Work Sheet including without limitation the manufacturing instructions, the Company's SOPs and the Product Specifications and that it is solely and exclusively responsible for the same.

15.2
The sole responsibility of Hadasit and the HMO Employees shall be to conduct the Work in compliance with the SOPs and the Work Sheet and this Agreement. Except as expressly set forth herein, Hadasit and/or HMO shall not have any liability or responsibility whatsoever with respect to the Product, the Work, any accompanying materials or any use thereof. Without derogating from the foregoing, Hadasit and/or HMO and/or the SOG shall not bear any responsibility for the use or failure of the Work's products and results and shall not be liable for any act and/or omission on the part of the Company and/or Company's Supervisor(s) in carrying out the Work.

15.3
Disclaimer of Warranty. Without derogating from the aforementioned, Hadasit disclaims all warranties, either express or implied, with respect to the Work and the Product, including without limitation implied warranties of merchantability, efficacy and fitness for a particular purpose. The entire risk arising out of the performance of the Work and the Product and the use of the results and products of the Work and any accompanying materials remains solely with the Company, and the Company shall be solely responsible for any use of the Work and/or the Product.

15.4
Exclusion of consequential damages. Neither party shall be liable (whether under contract, tort (including negligence) or otherwise) to the other party, or any third party for any indirect, special or consequential damages, including, without limitation, any loss or damage to business earnings, lost profits or goodwill and lost or damaged data or documentation, suffered by any person, arising from

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and/or related to this agreement, even if such party is advised of the possibility of such damages.

15.5
Limitation of Liability. Without derogating from the above, if Hadasit is found liable (whether under contract, tort (including negligence) or otherwise), the cumulative liability of Hadasit for all claims whatsoever related to the Work or the Product or otherwise arising out of this Agreement, shall not exceed the amounts actually paid to Hadasit under this Agreement.

15.6
Indemnification; legal defense. The Company shall indemnify, defend and hold harmless HMO, Hadasit, the SOG, the HMO Employees engaged in the Work (each, an “Indemnitee”), promptly upon their first demand, from and against any loss, damage, liability and expense (including legal costs) in connection with any third party arising out of or resulting from the performance or production of the Work or the Product or any accompanying materials or the use of the Product or the Work or the results or products thereof or of any accompanying materials, including damages suffered by Hadasit's or HMO's employees as a result of their exposure to the Process or Product or Materials introduced by the Company for the purpose of the Work. The indemnification undertaking under this Section 15.6 shall be subject to the following:

15.6.1	That the respective damage was not caused by the negligence or intentional misconduct of an Indemnitee. In the event of mutual responsibility, the indemnification shall be proportionally reduced.

15.6.2
That the Company is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification and that the Indemnitees cooperate with the Company, at its expense, with respect to such claims.

15.7
A condition precedent for this Agreement to become effective shall be that the Company purchases an insurance policy with such coverage satisfactory to Hadasit (the “Policy”). The Company undertakes to maintain such insurance during the term of this Agreement and for such relevant periods under the applicable statute of limitations. With respect to the insurance Policy, the parties have agreed as follows: (i) the types of insurance coverage under the Policy and the amounts thereof shall be as detailed in Schedule J hereto. (ii) HMO and Hadasit will be included as co-insured in such insurance Policy. (iii) for as long as the Company maintains such Policy, the Company's liability towards Hadasit, HMO and the Indemnitees (collectively), with respect to the performance of this Agreement, shall be limited to US$ 3,000,000. On the date hereof, the insurance policy maintained by the Company is as detailed in Schedule J hereto.

16. Term and Termination

16.1
This Agreement shall commence on the date hereof and shall continue for a period of up to four (4) months after the commencement of the Work at the LAB, unless earlier terminated in accordance with the provisions of this Section 16 (the “Term”). The Company shall be entitled to extend this Agreement on a monthly basis (the “Extended Term”) upon written notice to Hadasit of at least 30 days

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prior to the end of the Term and upon at least 25 days prior written notice during the Extended Term, provided however that such Extended Term shall not exceed 5 months in the aggregate.

16.2
This Agreement shall terminate upon the completion of the Term or the Extended Term (as applicable). Notwithstanding the foregoing, each party may terminate this Agreement at any time, at its sole discretion, upon 30 days prior written notice to the terminated party.

16.3
Either party may terminate this Agreement upon the occurrence of any of the following: (a) the filing of a petition for the winding-up or liquidation of the other party or for an appointment of a receiver, and such petition has not been withdrawn, dismissed or struck out within 21 days of its filing (b) the breach by a party of this Agreement that is not cured within fifteen (15) days of delivery of a written notice from the non-defaulting party to the defaulting party calling upon it to cure such breach. In addition, Hadasit may terminate the Agreement upon a delay of more than 10 days in the Payment, provided 10 day prior notice has been given to the Company regarding any failure to make such payments. The aforementioned shall not derogate from any other remedy that the parties are entitled to under law.

16.4
As it receives all the payments due under this agreement, Hadasit shall forward to the Company the Proprietary Data in its possession. However, Hadasit shall be entitled to retain copies of all documents and data relating to the functioning of the LAB, including, without limitation, batch records, microbiological testing, total particle counts, printouts from the computerized control system, and such other documents and data to be determined by the SOG at its sole discretion.

16.5
Within five (5) days from the termination of the Agreement, the Company shall vacate Hadasit's or HMO's premises, including without limitation the LAB and its surroundings, and any failure to do so shall cast upon the Company the obligation to continue paying the Payments for any such time until complete evacuation. In the event the Company breaches its undertaking hereunder, Hadasit shall be entitled at its sole discretion and without derogating from its other remedies under law to vacate the Company's belongings from the LAB by itself, and the Company shall reimburse Hadasit for its costs in this regard.

16.6	The undertakings contained in Sections 3, 6.8, 9, 11, 13, 14 and 15 shall survive the termination of this Agreement.

17. Miscellaneous

17.1
Neither party may assign in whole or in part any of its rights or obligations under this Agreement, without the prior written consent of the Company. However, Hadasit may assign its rights for the Payment to any third party whatsoever without obtaining such approval.

17.2	This Agreement is the entire agreement between the parties as to the subject matter contained herein and supersedes all other agreements, oral and written,

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heretofore made between the parties. Any amendment hereto must be in writing and signed both parties.

17.3	Neither party is authorized to represent the other party or act as its agent or undertake obligations on its behalf.

17.4
The waiver by either party of any breach or alleged breach of any provision hereunder shall not be construed to be a waiver of any concurrent, prior or succeeding breach of said provision or any other provision herein.

17.5
If any provision of this Agreement is held to be void, the remaining provisions shall remain valid and shall be construed as to achieve their original purposes in full compliance with the applicable laws.

17.6
This Agreement and its interpretation, execution and termination shall be governed by the laws of the State of Israel, and the competent courts in the District of Jerusalem shall have exclusive jurisdiction with respect to this Agreement and everything connected thereto and/or stemming therefrom.

17.7
Force Majeure. Neither party shall be liable for any delay or failure to perform hereunder due to floods, riots, strikes (in which case Section 8.5 shall apply), freight embargoes, acts of God, acts of war or hostilities of any nature, laws or regulations of any government (whether foreign or domestic, federal, state, county or municipal) or any other similar cause beyond the reasonable control of the party affected. A party relying on such an event to excuse its performance hereunder shall immediately notify the other party in writing of the nature of that event and the prospects for that party's future performance and shall thereafter, while that event continues, respond promptly and fully in writing to all requests for information from the other party relating to that event and those prospects. If performance by either party is delayed more than thirty (30) days due to such event or series of events, the other party may terminate this Agreement, effective immediately, without liability.

18. Notices

All notices and communications provided for hereunder shall be in writing and shall be delivered by registered mail or facsimile or delivered by hand to the addresses listed in the caption to this Agreement or to such other address or facsimile number as either party shall designate in writing to the other party. Notices and communications sent by registered mail shall be deemed to have been received by the addressee on the date of delivery or 4 days after dispatch, whichever is the earlier. Notices and communications delivered by hand or sent by facsimile shall be deemed delivered within 1 business day of delivery or transmission.

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IN WITNESS WHEREOF the parties have signed this Agreement on the date first hereinbefore written.

/s/ Andrew L. Pearlman	/s/ ILLEGIBLE
Company	Hadasit

By: ANDREW L. PEARLMAN	By: ILLEGIBLE

Title: CEO	Title:

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Schedule A

The Work Plan

Timetables and stages of the Work:

For each patient, the work flow for the duration of the ex-vivo processing is specified completely by the SOPs. Estimated durations for each step are shown in the table below.

Day number	GMP room use	Procedure description	Working time at GMP
0 (Harvest day)	+	Fat tissue and stratum cornea removal from micro organs that were harvest in operation room. Introduce micro organs into culture in 24 well plates.	120 minutes
1	+	Transduce micro organs with helper dependent Adeno EPO vector.	60 minutes
2	+	Viral vector removal	150 minutes
3	+	Transduce micro organs with helper dependent Adeno EPO vector.	60 minutes
4	+	Viral vector removal	150 minutes
5	-
6	-
7	+	Media change: Sampling of the collect medium for sterility and secretion and viability analysis.	120 minutes
8	-
9	-
10	+	Media change: Sampling of the collect medium for secretion and viability analysis.	120 minutes
11 (Implantation day)	+	Media collect and micro organ wash: Sampling of the collect medium for sterility and viability analysis, and micro organ	120 minutes

Details as to the start of ex-vivo treatment for each patient will be given at least two days prior to the start of ex-vivo processing.

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Schedule B

Work Sheet

Company SOPs can be found in Schedule F.

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Schedule C

Company's Contact Person:

Name:	Dr. Baruch Stern

Phone:	(054) 227-4826

E-mail:	baruch@medgenics.com

Name:	Avi Rimler

Phone:	(050) 440-9611

E-mail:	avi@medgenics.com

Company's Supervisor

Name:	Dr. Baruch Stern

Phone:	(054) 227-4826

E-mail:	baruch@medgenics.com

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Schedule D

Medgenics’ Dedicated Lab is Room 23 and 25 shown below.

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Schedule D-l

Equipment

Within Class 10,000 GMP Lab

1.         Laminar flow hood

2.         Water bath

3.         Refrigerator/Freezer (-20 frost free)

4.         Laser particle counter, type Lasair - dedicated unit and backup

5.         Biotest Air Sampler + extra battery and charger - dedicated unit and backup

Within Class 100,000

6.         Validated autoclave

Within analytic Lab

7.         Vortex

8.         Shaker for ELISA reader

9.         ELISA Reader (540 nm filter) - need for recalibration within analytic lab before start of Work

10.       Computer connected to ELISA reader and internet

11.       Refrigerator/Freezer (-20 frost free)

12.       Freezer (-20 frost free)

13.       -80 freezer

14.       Bacteria incubator

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Schedule E and Schedule F

The SOP’s

Company SOPs:

Protocol number	Protocol name
060001	Protocol For Production Medium Preparation
060003	Protocol for Sterilization
060009	Protocol for Glucose Assay
060010	Protocol for Micoplasma Assay
060011	Protocol for Dermal core Biopump production
060013	Protocol For Label Preparation
060015	Release Criteria SOP for Dermal Core
060017	Protocol for hEPO ELISA of Dermal Core BPs
060019	AminoLab Pickup Verification Protocol
060403	Antibiotics and Serum Aliquots preparation
060404	Protocol for viral vector HD-EPO Aliquots preparation

Hadasit SOPs:

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Schedule G

Within Class 10,000 GMP LAB

1.         Shaker for viral transduction x2

2.         Electric Pipette -aid (x2) + chargers

3.         Heating plate

4.         Pipettors - P-5000, P-1000, P-200, P-20, P-10

5.         Tissue culture incubators (5% C02) x2 - Hadasit to connect to their general GMP alarm system and be responsible for periodic calibration.

6.         Eppendorf centrifuge

Within analytic Lab

7.         Elisa washer

8.         Multi 8-channel pipettes - 2x 5-50ul

9.         Multi 8-channel pipettes - 2x 50-300ul

10.       Electric Pipette-aid + charger

11.       Pipettors - P-1000, P-200, P-20, P-10

12.       Glucometer

13.       Stopwatch

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Schedule H

Materials

Materials to be provided by the Company:

Material	Vendor	Catalog no.
Medium
Serum
Saline
Antibiotics
Sterile Pipettor tips (l0ul, 20ul, 200ul, l000ul, 5000ul)
Cryo-tubes
Wells (24-wells, 6-wells)
Wells (96-wells) - for ELISA
Petri dishes (140mm)
Syringes (5ml, 10ml, 50ml)
Scalpels
Glucose test strips
EPO ELISA kits
Non-sterile pipettor tips (l0ul, 20ul, 200ul, 1000ul)
50 ml reagent reservoir
Pipettes (5ml, 10ml, 25ml)
Test tubes (15ml, 50ml)
Petri dishes (90mm)
Eppendorf tubes

Material to be provided by Hadasit:

Material	Vendor	Catalog no.

Ethanol 70%
Sterile Gloves (different sizes)
Sterile Gowns (different sizes)
Biotest strips (bacteria and fungus)
Contact plates
Masks
Hats and foot covers
Sterile water (for water bath and incubators)
Sterile non-woven wipes

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Schedule I

Payment Schedule

1.
    In consideration for the performance of the Work at the LAB by HMO's Employees, the Company shall pay to Hadasit the total amount of NIS 125,000 (one hundred and twenty-five thousand New Israeli Shekels) plus VAT (the “Payment”) per month during the entire Work Period including any extension thereof and for as long as the Company has not completely evacuated Hadasit's or HMO's premises (including storage of Materials) (the “Term”).

2.	Advance payments totaling NIS 260,000 has been made in advance: NIS 10,000 check dated March 3, 2010 non-refundable), and wire transfer of NIS 250,000 on March 22, 2010.

3.
    In the event the Company cannot perform any of the Work for 30 or more consecutive days during the Term because of regulatory issues (lack of approval from the Israeli Ministry of Health for the commencement of the Study (as defined in the Clinical Trial Agreement)), the Company shall be entitled to suspend this Agreement for a maximum consecutive period of four (4) months and shall not have to pay Hadasit any Payment for any of those days during which it could not perform the Work, provided that the Company made an advance fourteen (14) days written notice to Hadasit and vacated the Dedicated Lab and the LAB and its surroundings.

4.
    The period of suspension shall not last more than four (4) consecutive months. The Company may end the suspension period by notifying Hadasit in writing thirty (30) days in advance that it wishes to return and operate the Dedicated Lab. At the end of the suspension period, Hadasit shall provide the Company either the Dedicated Lab or another compatible Dedicated Lab within the LAB, as may be assigned to the Company by the SOG with the reasonable consent of the Company. Beyond the four (4) months consecutive suspension period, Hadasit will work to facilitate, but has no obligation to provide, the Dedicated Lab or a compatible Dedicated Lab to the Company.

5.
    The monthly payment of NIS125,000 plus VAT shall be made on a monthly basis upon receipt of a tax invoice and by the 5th of the month in which the work is performed. The advanced payment will be deducted from the payment due for the last two months of work.

6.	Any payment pursuant to this Agreement shall be paid, along with applicable V.A.T under Israeli law, as against Hadasit's issuance of a lawful tax invoice therefore.

7.	With respect to the Company's Training, the Company shall bear any travel and overnight expenses of the HMO Employees, if caused by the Company.

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Schedule J

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